Exhibit 10.8

Principal	Loan Date	Maturity	Bank/App	Loan No	Account	Officer
$295,890.00	07-17-2013	07-17-2020	92730	000000007000188183		J2KX7
References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Grantor:	CTD HOLDINGS, INC. (TIN: 59-3029743)	Lender:	REGIONS SANK
	14120 NW 126TH TE		201 MILAN PARKWAY
	ALACHUA, FL 32615		BIRMINGHAM, AL 35211

Principal Amount: $295,890.00	Date of Note: July 17, 2013

PROMISE TO PAY. CTD HOLDINGS, INC. ("Borrower") promises to pay to REGIONS BANK ("Lender"), or order, in lawful money of the United States of America, the principal amount of Two Hundred Ninety-five Thousand Eight Hundred Ninety & 00/100 Dollars ($295,890.00), together with interest on the unpaid principal balance from July 17, 2013, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an interest rate of 3.990% per annum based on a year of 360 days, until paid in full. The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.

PAYMENT. Borrower will pay this loan in 83 payments of $4,051.26 each payment and an irregular last payment estimated at $4,051.32. Borrower's first payment is due August 17, 2013, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on. July 17, 2020, and wilt be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied to amounts due under this loan in such order as Lender may determine in Lender's sole discretion. Lender reserves the right to apply payments to outstanding indebtedness and obligations in any order that Lender may determine in its sole discretion and Lender may change the methodology for the application of payments at any time without notice to Borrower. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the Interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT PENALTY. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: Borrower may prepay the loan in whole at any time by payment of the remaining principal balance of the loan plus accrued interest to the date of such prepayment, together with any applicable premium, unless such premium is prohibited by applicable law. A premium equal to 2% of the outstanding loan balance will be due if the loan is prepaid in whole on or before five years from the date of this note and more than 6 months remain until the scheduled maturity date of the loan. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Regions Bank, P.O. Box 2224 Birmingham, AL 35246.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be Increased by 2.000 percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

PROMISSORY NOTE
Loan No: 000000007000188183	(Continued)	Page 2

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading In any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judlcial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender the amount of these costs and expenses, which includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and Lender's legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs. in addition to ail other sums provided by law.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. With respect to interest (as defined by federal law) this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Alabama without regard to its conflicts of laws provisions. In all other respects, this Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Florida without regard to its conflicts of law provisions. The loan transaction that Is evidenced by this Note has been approved, made, and funded, and all necessary loan documents have been accepted by Lender m the State of Alabama.

PROMISSORY NOTE
Loan No: 000000007000188183	(Continued)	Page 3

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrowers accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

WAIVER OF DEFENSES. Borrower agrees and acknowledges that Borrower does not have any claims, defenses, counterclaims, setoffs, rights of recoupment, or other claims of any nature whatsoever (including but not limited to claims arising from fraud, misrepresentation, breach of contract, breach of commitment, impairment of collateral or waiver) against Lender, and Borrower hereby expressly waives and releases any and all such claims, defenses, counterclaims, setoffs, rights of recoupment, or other claims of any nature whatsoever that it may have against Lender.

AUTO DEBIT PROVISION.

Routing Number (Please call your financial Institution if you are unsure)

DDA/RSV Account Number

Borrower authorizes Lender to initiate entries to Borrower's checking or savings account at the financial institution indicated above for the purpose of making Borrower's periodic loan payments. Borrower also authorizes the financial institution to withdraw these payments from Borrower's account. Borrower acknowledges that this authorization may be revoked at any time by providing written notice of revocation to Lender in such time and manner as to afford Lender and the financial institution reasonable opportunity to act upon it.

Borrower understands that, in accordance with the terms of this loan, Borrower's payment may change from time to time. Lender is authorized to change the amount of the charge to Borrower's checking or savings account. Borrower understands that Lender will provide prior notice of the new payment amount to Borrower to the extent required under applicable law. If more than one law requires prior notice of a payment change, Borrower agrees that notice provided pursuant to one law shall constitute notice in accordance with all laws.

FLORIDA DOCUMENTARY STAMP TAX. Florida documentary stamp tax required by law in the amount of $1,035.65 has been or will be paid directly to the Department of Revenue.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral: and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are taint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

CTD HOLDINGS, INC.

/s/ Charles Edward Strattan	/s/ Jeffrey Lynne Tate
CHARLES EDWARD STRATTAN,	JEFFREY LYNNE TATE,
Secretary/Treasurer of CTD HOLDINGS, INC.	President of CTD HOLDINGS, INC.

LASER PRO Lending, Ver. 13. 1.0.004 Copr. Harland Financial Solutions, Inc. 1997, 2013. All Rights Reserved. - FL/iAL K:\CFI\LPL\D20.FC TR-687833 R-BB06